As filed with the Securities and Exchange Commission on August 11, 2003	Registration No. 333-97329

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERIDIAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1387657 (I.R.S. Employer Identification No.)

1200 South Hayes Street, Suite 1100
Arlington, Virginia 22202
(Address, including zip code, of Principal Executive Offices)

Veridian Corporation
2000 Stock Incentive Plan
(Full title of the plan)

David H. Langstaff
Veridian Corporation
1200 South Hayes Street, Suite 1100
Arlington, VA 22202
(703) 575-3100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

copy to:

James V. Baird, Esq.
Andrews & Kurth L.L.P.
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

DEREGISTRATION OF COMMON STOCK

     On July 30, 2002, Veridian Corporation, a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-97329 (the “Registration Statement”), for the sale of 4,035,148 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Registrant under the Veridian Corporation 2000 Stock Incentive Plan (the “Plan”).

     On August 11, 2003, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 9, 2003, by and among the Registrant, General Dynamics Corporation (“General Dynamics”) and Aspen Acquisition Corporation, a wholly owned subsidiary of General Dynamics (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”). As a result of the Merger, the Registrant became a wholly owned subsidiary of General Dynamics. Each share of Common Stock outstanding immediately prior to the effective time of the Merger was converted into the right to receive $35.00 in cash, without interest, and each outstanding stock option and warrant was converted into the right to receive a one-time cash payment equal to the number of shares of Common Stock subject to the stock option (whether vested or unvested) or warrant, as applicable, multiplied by the difference between $35.00 and the per share exercise price of the stock option or warrant, as applicable, net of applicable state and federal withholding taxes in the case of stock options. Because the Registrant is no longer a public company, this Post-Effective Amendment No. 1 is being filed to deregister all of the unissued shares of Common Stock formerly issuable under the Plan and registered under the Registration Statement, constituting 3,656,696 shares of Common Stock.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on the 11th day of August, 2003.

VERIDIAN CORPORATION

By:	/s/ David H. Langstaff

Name: David H. Langstaff Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on August 11, 2003.

Signature	Title

/s/ David H. Langstaff David H. Langstaff	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ James P. Allen James P. Allen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ S. Mark Monticelli S. Mark Monticelli	Vice President and Controller (Principal Accounting Officer)

* Dr. Joseph P. Allen, IV	Chairman of the Board of Directors

* Michael A. Bell	Director

* Dr. Joel S. Birnbaum	Director

* Russell P. Fradin	Director

* George R. Hornig	Director

* James J. Kozlowski	Director

* Lynn Amato Madonna	Director

* Dr. Sally K. Ride	Director

* Charles J. Simons	Director

*By:	/s/ Jerald S. Howe, Jr.

Attorney-in-fact